CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 10 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 31, 1997, relating to the financial statements and financial highlights of The Japan Fund, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Financial highlights" in the Prospectus and under the heading "Experts" in the Statements of Additional Information.


/s/Price Waterhouse LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
April 24, 1997